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                                                                    Exhibit 99.2

                           Jordan Valley Hospital, LP

                              Financial Statements

                                    CONTENTS

Condensed Balance Sheet at June 30, 2003 (unaudited) ...........................................  2
Condensed Statement of Operations for the Three Months Ended June 30, 2003 (unaudited)..........  3
Condensed Statement of Cash Flows for the Three Months Ended June 30, 2003 (unaudited)..........  4
Notes to Unaudited Condensed Financial Statements...............................................  5

                           Jordan Valley Hospital, LP

                            Condensed Balance Sheet
                                 (in thousands)

                                                                                                (UNAUDITED)
                                                                                                  JUNE 30,
                                                                                                   2003
                                                                                                -----------
ASSETS
Current assets:
   Accounts receivable, net of allowance for doubtful
      accounts of $2,717                                                                         $   7,006
   Due from affiliate                                                                                7,076
   Inventories                                                                                       1,119
   Prepaid expenses and other current assets                                                           358
                                                                                                 ---------
Total current assets                                                                                15,559

Property and equipment, net                                                                         33,385
Goodwill                                                                                             8,925
Other assets, net                                                                                    1,150
                                                                                                 ---------
Total assets                                                                                     $  59,019
                                                                                                 =========

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
   Accounts payable                                                                              $   2,165
   Salaries and benefits payable                                                                     1,099
   Other accrued liabilities                                                                           251
   Current portion of long term debt and capital lease obligations                                     935
                                                                                                 ---------
Total current liabilities                                                                            4,450

Long term portion of debt allocated from Iasis and capital leases                                   32,683
                                                                                                 ---------

Total liabilities                                                                                   37,133

Partners' capital                                                                                   21,886
                                                                                                 ---------
Total liabilities and Partners' capital                                                          $  59,019
                                                                                                 =========

See accompanying notes.

                           Jordan Valley Hospital, LP

                  Condensed Statement of Operations (unaudited)
                                 (in thousands)

                                                                             THREE MONTHS ENDED
                                                                                JUNE 30, 2003
                                                                             ------------------
Net revenue                                                                       $  13,563

Costs and expenses:
   Salaries and benefits                                                              4,359
   Supplies                                                                           1,623
   Other operating expenses                                                           2,356
   Provision for bad debts                                                            1,003
   Interest expense                                                                   1,490
   Depreciation and amortization                                                        804
   Management fees                                                                      618
                                                                                -----------
Total costs and expenses                                                             12,253

                                                                                -----------
Net earnings                                                                      $   1,310
                                                                                ===========

See accompanying notes.

                          Jordan Valley Hospital, LP

                 Condensed Statement of Cash Flows (unaudited)
                                 (in thousands)

                                                                                            THREE MONTHS ENDED
                                                                                               JUNE 30, 2003
                                                                                            ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings                                                                                     $   1,310
Adjustments to reconcile net earnings to net cash provided by operating activities:
      Depreciation and amortization                                                                    804
      Changes in operating assets and liabilities:
           Accounts receivable                                                                         310
           Inventories, prepaid expenses and other current
               assets                                                                                  (16)
           Accounts payable, salaries and benefits payable and
               other accrued liabilities                                                               521
                                                                                                 ---------
Net cash provided by operating activities                                                            2,929

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, net                                                            (1,505)
Change in other assets                                                                                 118
                                                                                                 ---------
Net cash used in investing activities                                                               (1,387)

CASH FLOWS FROM FINANCING ACTIVITIES
Change in due to affiliate, net                                                                     (2,749)
Proceeds from syndication                                                                            1,288
Payment of capital leases                                                                              (81)
                                                                                                 ---------
Net cash used in financing activities                                                               (1,542)
                                                                                                 ---------

Change in cash                                                                                          --
Cash at beginning of the period                                                                         --
                                                                                                 ---------
Cash at end of the period                                                                        $      --
                                                                                                 =========

See accompanying notes.

                           Jordan Valley Hospital, LP

               Notes to Unaudited Condensed Financial Statements

1. ORGANIZATION

         Jordan Valley Hospital, LP, a Delaware limited partnership (the "Partnership") was formed on April 1, 2003 to own and operate Jordan Valley Hospital (the "Hospital"). The Partnership's general partner is IASIS Healthcare Holdings, Inc. ("General Partner") and the limited partners consist of IASIS Healthcare Corporation ("IASIS") and other third party investors. The General Partner is an indirect wholly-owned subsidiary of IASIS. IASIS is a for-profit hospital management company that owns and operates 14 general, acute care hospitals in four states. IASIS also owns a Medicaid managed health plan in Arizona. The Hospital is a 50-bed acute care hospital that provides inpatient, outpatient and emergency care services to residents in and around the Salt Lake City, Utah area.

         The unaudited condensed financial statements include the accounts of the Partnership and have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting and in accordance with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements.

         In the opinion of management, the accompanying unaudited condensed financial statements contain all material adjustments (consisting of normal recurring items) necessary for a fair presentation of results for the interim periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year.

         The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the accompanying unaudited condensed financial statements and notes. Actual results could differ from those estimates.

                           Jordan Valley Hospital, LP

2. DEBT ALLOCATED FROM IASIS

         In conjunction with the acquisition of the Hospital, the Partnership entered into a promissory note (the "Note") with IASIS in the amount of $45,080,363. Under provisions of the Note interest of 13% per annum is due and payable on October 1, of each year until October 1, 2004, at which time the entire outstanding principal balance, together with all accrued and unpaid interest, shall be immediately due and payable in full. The Note may be prepaid in whole or in part without premium or penalty and may reborrow up to the stated principal amount.

         During 2003, the Partnership entered into a new promissory note (the "New Note") with IASIS in the amount of $32,301,279. The New Note replaces the Note and is a five-year note at 9.3% interest per annum on a twenty-year amortization schedule.

3. GOODWILL

         Goodwill represents cost in excess of the fair value of acquired tangible net assets of the Hospital and is evaluated for impairment according to Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets. The Partnership adopted SFAS No. 142 effective October 1, 2001 which resulted in no goodwill impairment.

4. COMMITMENTS AND CONTINGENCIES

         Final determination of amounts earned under the Medicare and Medicaid programs often occurs in subsequent years because of audits by the programs, rights of appeal and the application of numerous technical provisions. In the opinion of management, adequate provision has been made for adjustments that may result from such routine audits and appeals.

         The Partnership is subject to claims and legal actions arising in the ordinary course of business. The Partnership is currently not a party to any such proceedings that, in the Partnership's opinion, would have a material adverse effect on the Partnership's business, financial condition or results of operations.

         The Partnership's assets and equity interests are pledged as a full and unconditional guarantee of certain debt of IASIS, which totaled approximately $654 million at June 30, 2003.

                           Jordan Valley Hospital, LP

         In order to recruit and retain physicians to the communities it serves, the Partnership has committed to provide certain financial assistance in the form of recruiting agreements with various physicians. Amounts advanced under the recruiting agreements are generally forgiven prorata over a period of 24 months after one year of completed service and contingent upon the physician continuing to practice in the respective community. The amounts advanced and not repaid, in management's opinion, will not have a material adverse effect on the Partnership's financial condition or results of operations.

5. INCOME TAXES

         No provision for income taxes has been reflected in the accompanying financial statements because the tax effect of the Partnership's activities accrues to the individual partners. The Partnership's tax returns and the amounts of distributable Partnership income or loss are subject to examination by the federal and state taxing authorities. In the event of an examination of the Partnership's tax return, the tax liability of the partners could be changed if any adjustment to the Partnership taxable income or loss is ultimately sustained by the taxing authorities.


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